Exhibit 99.1

B of I Holding, Inc. Announces Record Net Income for Fourth Quarter of Fiscal 2008

Diluted Earnings Per Share Double, New Capital Added for Growth

SAN DIEGO, CA – (MARKET WIRE) – August 19, 2008—B of I Holding, Inc. (B of I or the Company), (NASDAQ: BOFI), parent of Bank of Internet USA (Bank), today announced unaudited financial results for its fourth quarter and year ended June 30, 2008. Net income for the fourth quarter increased to $1,780,000, up 96.9% compared to the $904,000 earned in the fourth quarter of fiscal 2007 and up 74.9% compared to its last quarter ended March 31, 2008. Diluted earnings per share for the fourth quarter of fiscal 2008 were $0.20 per share, up 100% from the $0.10 per share earned in the fourth quarter of fiscal 2007 and up 81.8% compared to its last quarter.

For the seventh consecutive year, the Company increased its annual earnings, reaching $4,196,000 for the year ended June 30, 2008, up 26.4% over the year ended June 30, 2007. Diluted earnings per share for fiscal 2008 were $0.46 per share, up 27.8% from the $0.36 per share earned for fiscal 2007.

Having completed his first fiscal year since his appointment as Chief Executive Officer of B of I, Greg Garrabrants commented on B of I’s results, saying, “This year’s record earnings are particularly gratifying in light of the credit challenges experienced by many in the financial sector. Our Bank is one of a few banks with strong earnings growth, an expanding net interest margin and real loan portfolio growth. We will continue to execute on our core business model of accessing our deposit and loan customers over the Internet, controlling costs and capitalizing on opportunities in the mortgage markets. We will be well positioned for continued growth and profitability when the credit crisis subsides.”

Fourth Quarter Highlights:

•	Net interest margin grew to 2.42% in the fourth quarter, up 74.1% over the fourth quarter of 2007 and up 37.5% compared to last quarter.

•	Asset quality remains strong with total non-performing loans of 0.66% of loan portfolio.

•	Tangible book value increased to $8.95 per share, up $0.76 compared to the end of last year.

•	Total assets reached $1,194.2 million at June 30, 2008, up 26.1% compared to the end of last year.

•	B of I has raised $4.8 million in a private offering of 8% convertible preferred stock.

“Our team has raised $4.8 million of capital through the issuance of 8% convertible preferred stock at a time when many banks are completely shut out from the equity markets,” said Mr. Garrabrants. “I believe that our investors share management’s belief that, over the longer term, we have the right business model for the underlying structural changes impacting our industry and, in the intermediate term, the severe distress in the financial services sector presents an opportunity for us to acquire loans and securities at favorable prices.”

Quarter Earnings Summary

During the quarter ended June 30, 2008, B of I earned $1,780,000 or $0.20 per diluted share compared to $904,000, or $0.10 per diluted share for the three months ended June 30, 2007. Net interest income increased $4.0 million during the 2008 quarter compared to the 2007 quarter and increased $2.3 million compared to the last quarter ended March 2008. This quarter, more than half of the increase in net interest income was attributable to an improved net interest margin and the balance was the result of higher average earning assets. The net interest margin increased to 2.42%, up 103 basis points over the fourth quarter in 2007 and up 66 basis points compared to the quarter ended in March 2008. To generate higher net interest margin, the Bank sold $66.7 million of agency mortgage-backed securities during the quarter and re-invested proceeds in higher yielding mortgage loan pools and non-agency mortgage-backed securities. The realized gain on the sale of the agency mortgage-backed securities during the quarter was $404,000 pretax. For the fourth quarter of 2008, non-interest income was a loss of $425,000 due to an unrealized loss of $1.0 million associated with an other-than-temporary impairment of a preferred stock investment in Fannie Mae. Additional Fannie Mae unrealized loss may be required in future quarters. The Bank also elected to increase its allowance for loan loss from 34 basis points at the end of March 2008 to 43 basis points. The provision for loan loss was $1,122,000 in the fourth quarter of 2008, $835,000 for the quarter ended March 2008 and $80,000 for the fourth quarter of 2007. The increase in our loan loss provision this quarter was primarily based upon the nationwide decline in consumer credit as a result of significant uncertainty in our economy.

Non-interest expense, or operating costs for the fourth quarter of 2008, was $2,464,000, 21.5% lower than the $3,138,000 in operating costs for the quarter ended in March 2008 and higher than the $1,656,000 in operating costs for the fourth quarter of 2007. The decrease in operating expense in the fourth quarter compared to the last quarter ended in March 2008 was primarily the result of elimination of the one-time compensation amounts incurred last quarter, lower advertising costs and lower regulatory fees. The increase in operating expense in the fourth quarter of 2008 compared to the fourth quarter of 2007 was primarily the result of increased salaries and benefits related to the formation of our consumer lending group, higher professional fees and higher standard regulatory fees.

Balance Sheet Summary

Total assets increased to $1,194.2 million, up 26.1% from total assets of $947.2 million at June 30, 2007. The increase in total assets was the result of purchases of single-family and multifamily mortgage loans and the purchase of AAA non-agency mortgage-backed securities. The asset growth since June 30, 2007 was funded by a net increase in deposits totaling $22.8 million and an increase in FHLB and repurchase borrowings of $211.7 million. For fiscal 2008, stockholders’ equity increased $10.3 million, primarily due to earnings of $4.2 million, $3.8 million from the proceeds of our convertible preferred stock offering, an unrealized gain of $1.9 million from marking-to-market our available for sale government agency mortgage-backed securities and $0.4 million from stock-based compensation, net of dividends.

Conference Call

A conference call and webcast will be held on Tuesday, August 19, 2008 at 5:00 PM Eastern / 2:00 PM Pacific. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 877/879-6203. International callers should dial: 719/325-4797. Digital replay is available by calling 888/203-1112 and using the digital pass code #4977477. The conference call will be webcast live and may be accessed at BofI’s website, http://www.bofiholding.com. For those unable to participate during the live broadcast, a replay will be available shortly after the call on the BofIholding.com website for 90 days.

About BofI Holding, Inc. and Bank of Internet USA

BofI Holding, Inc. is the holding company of Bank of Internet USA and trades on NASDAQ under the symbol BOFI. Bank of Internet USA is a consumer focused, FDIC insured, nationwide savings bank operating primarily over the Internet. It offers a variety of consumer banking services, focusing primarily on gathering retail deposits over the Internet and originating home equity loans, auto loans and RV loans, as well as originating and purchasing multifamily and single-family mortgage loans. Bank of Internet USA offers products through its websites at www.bankofinternet.com and www.ApartmentBank.com. Retail deposit products include certificates of deposit, online checking accounts with check images, bill payment, high interest savings accounts, ATM or Visa Check Cards, money market savings accounts, and ATM fee reimbursement anywhere in the world.

Contact:

BofI Holding, Inc.

Gregory Garrabrants, CEO

858/350-6203

Gregory.Garrabrants@BankofInternet.com

BofI HOLDING, INC.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(Unaudited - dollars in thousands, except per share data)

	June 30,
	2008	2007
Selected Balance Sheet Data:
Total assets	$1,194,245	$947,163
Loans held for investment, net of allowance for loan losses	631,413	507,906
Allowance for loan losses	2,710	1,450
Mortgage-backed securities available for sale	209,119	296,068
Investment securities held to maturity	300,895	61,902
Total deposits	570,704	547,949
Securities sold under agreements to repurchase	130,000	90,000
Advances from the FHLB	398,966	227,292
Junior subordinated debentures	5,155	5,155
Total stockholders’ equity	83,082	72,750

	At or For the Quarter Ended June 30,		At or For the Year Ended June 30,
	2008	2007	2008	2007
Selected Income Statement Data:
Interest and dividend income	$18,534	$12,550	$63,301	$44,586
Interest expense	11,567	9,511	45,281	33,738

Net interest income	6,967	3,039	18,020	10,848
Provision for loan losses	1,122	80	2,226	(25)
Net interest income after provision for loan losses	5,845	2,959	15,794	10,873
Non-interest income	(425)	209	1,379	1,180
Non-interest expense	2,464	1,656	10,162	6,450

Income before income tax expense	2,956	1,512	7,011	5,603
Income tax expense	1,176	608	2,815	2,284

Net income	$1,780	$904	$4,196	$3,319

Net income attributable to common stock	$1,700	$827	$3,884	$3,007
Per Share Data:
Net income:
Basic	$0.21	$0.10	$0.47	$0.36
Diluted	$0.20	$0.10	$0.46	$0.36
Book value per common share	$8.95	$8.19	$8.95	$8.19
Tangible book value per common share	$8.95	$8.19	$8.95	$8.19
Weighted average number of common shares outstanding:
Basic	8,271,154	8,252,801	8,261,100	8,283,098
Diluted	8,380,271	8,378,800	8,375,550	8,405,215
Common shares outstanding at end of period	8,299,563	8,267,590	8,299,563	8,267,590
Common shares issued at end of period	8,627,840	8,587,090	8,627,840	8,587,090

BofI HOLDING, INC.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(Unaudited - dollars in thousands, except per share data)

	At or For the Quarter Ended June 30,		At or For the Year Ended June 30,
	2008	2007	2008	2007
Performance Ratios and Other Data:
Loan originations for investment	$6,285	$46,131	$64,888	$67,449
Loan originations for sale	—	1,794	516	7,579
Loan purchases	59,992	10,663	201,010	44,976
Return on average assets	0.21%	0.41%	0.40%	0.41%
Return on average common stockholders’ equity	9.20%	4.85%	5.41%	4.50%
Interest rate spread[1]	2.16%	1.05%	1.41%	0.98%
Net interest margin[2]	2.42%	1.39%	1.72%	1.36%
Efficiency ratio[3]	37.7%	51.0%	52.4%	53.6%
Capital Ratios:
Equity to assets at end of period	6.96%	7.68%	6.96%	7.68%
Tier 1 leverage (core) capital to adjusted tangible assets[4]	7.09%	7.90%	7.09%	7.90%
Tier 1 risk-based capital ratio[4]	13.95%	14.76%	13.95%	14.76%
Total risk-based capital ratio[4]	14.40%	15.05%	14.40%	15.05%
Tangible capital to tangible assets[4]	7.09%	7.90%	7.09%	7.90%
Asset Quality Ratios:
Net charge-offs to average loans outstanding	0.08%	—	0.18%	—
Nonperforming loans to total loans	0.66%	0.05%	0.66%	0.05%
Allowance for loan losses to total loans held for investment	0.43%	0.28%	0.43%	0.28%
Allowance for loan losses to nonperforming loans	65.29%	541.04%	65.26%	541.04%

[1]	Interest rate spread represents the difference between the annualized weighted average yield on interest-earning assets and the weighted average rate paid on interest-bearing liabilities.

[2]	Net interest margin represents net interest income as a percentage of average interest-earning assets.

[3]	Efficiency ratio represents non-interest expense as a percentage of the aggregate of net interest income and non-interest income.

[4]	Reflects regulatory capital ratios of Bank of Internet USA only.